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                                                                    EXHIBIT 23.5

                          CONSENT OF THOMAS F. GAFFNEY

    The undersigned, a nominee for director of Hamilton Bancorp Inc., a Florida bank holding company (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and agrees to serve as such if elected, and (ii) consents to being named as a prospective director and/or director nominee in the Company's Registration Statement on Form S-1 relating to the Company's initial public offering of its common stock, and in the Prospectus contained therein proposed to be circulated in connection with such offering, and all amendments thereto.

Executed this 17th day of January, 1997.

                                                  /s/ Thomas F. Gaffney

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                                                    Thomas F. Gaffney